SUPPLEMENT

(To Prospectus Supplement dated January 31, 2005 to Prospectus dated June 24, 2005)

$782,607,708

(Approximate)

Bear Stearns Asset Backed Securities I Trust 2006-AC1

Issuing Entity

Asset-Backed Certificates, Series 2006-AC1

EMC Mortgage Corporation

Sponsor

Wells Fargo Bank, National Association

Master Servicer

Bear Stearns Asset Backed Securities I LLC

Depositor

________________

The third paragraph under the heading “Summary—Pass Through Rates—Group I” on page S-9 will be deleted in its entirety and replaced with the following:

On any distribution date, the pass-through rates per annum on the Class I-M-1, Class I-M-2, Class I-M-3, Class I-B-1, Class I-B-2 and Class I-B-3 Certificates will be equal to One-Month LIBOR and a specified margin as follows:

•	Class I-M-1 Certificates: One-Month LIBOR plus 0.450% per annum.
•	Class I-M-2 Certificates: One-Month LIBOR plus 0.630% per annum.
•	Class I-M-3 Certificates: One-Month LIBOR plus 0.720% per annum.
•	Class I-B-1 Certificates: One-Month LIBOR plus 1.350% per annum.
•	Class I-B-2 Certificates: One-Month LIBOR plus 1.550% per annum.
•	Class I-B-3 Certificates: One-Month LIBOR plus 2.650% per annum.

The sixth paragraph under the heading “Summary—Pass Through Rates—Group I” beginning on page S-9 will be deleted in its entirety and replaced with the following:

After the group I optional termination date, we will increase the pass-through rate for each of the Class I-A-1 Certificates and Class I-A-2 Certificates to 6.250% per annum, we will increase the margin applicable to the pass-through rate for the Class I-M-1 Certificates, as described above, by 0.225% per annum, the margin applicable to the pass-through rate for the Class I-M-2 Certificates, as described above, by 0.315% per annum, the margin applicable to the pass-through rate for the Class I-M-3 Certificates, as described above, by 0.360% per annum, the margin applicable to the pass-through rate for the Class I-B-1 Certificates, as described above, by 0.675% per annum, the margin applicable to the pass-through rate for the Class I-B-2 Certificates, as described above, by 0.775% per annum, and the margin applicable to the pass-through rate for the Class I-B-3 Certificates, as described above, by 1.325% per annum.

The second paragraph of the definition of “Pass-Through Rate” under the heading “Description of the Certificates—Glossary” beginning on page S-88 will be deleted in its entirety and replaced with the following:

The Pass-Through Rate for the Class I-M-1 Certificates is equal to the lesser of (i) One-Month LIBOR plus 0.450% per annum and (ii) the applicable Interest Rate Cap. The Pass-Through Rate for the Class I-M-2 Certificates is equal to the lesser of (i) One-Month LIBOR plus 0.630% per annum and (ii) the applicable Interest Rate Cap. The Pass-Through Rate for the Class I-M-3 Certificates is equal to the lesser of (i) One-Month LIBOR plus 0.720% per annum and (ii) the applicable Interest Rate Cap. The Pass-Through Rate for the Class I-B-1 Certificates is equal to the lesser of (i) One-Month LIBOR plus 1.350% per annum and (ii) the applicable Interest Rate Cap. The Pass-Through Rate for the Class I-B-2 Certificates is equal to the lesser of (i) One-Month LIBOR plus 1.550% per annum and (ii) the applicable Interest Rate Cap. The Pass-Through Rate for the Class I-B-3 Certificates is equal to the lesser of (i) One-Month LIBOR plus 2.650% per annum and (ii) the applicable Interest Rate Cap. The Pass-Through Rate for the Class I-B-4 Certificates is equal to the lesser of (i) One-Month LIBOR plus 3.000% per annum and (ii) the applicable Interest Rate Cap. If the majority holder of the Class I-C Certificate does not exercise its optional termination right with respect to loan group I as described under “—Optional Termination”, the Pass-Through Rate for the Class I-A-1 Certificates and Class I-A-2 Certificates shall increase to 6.250%, the margin applicable to the Pass-Through Rate for the Class I-M-1 Certificates shall increase by 0.225% per annum, the margin applicable to the Pass-Through Rate for the Class I-M-2 Certificates shall increase by 0.315% per annum, the margin applicable to the Pass-Through Rate for the Class I-M-3 Certificates shall increase by 0.360% per annum, the margin applicable to the Pass-Through Rate for the Class I-B-1 Certificates shall increase by 0.675% per annum, the margin applicable to the Pass-Through Rate for the Class I-B-2 Certificates shall increase by 0.775% per annum, the margin applicable to the Pass-Through Rate for the Class I-B-3 Certificates shall increase by 1.325% per annum and the margin applicable to the Pass-Through Rate for the Class I-B-4 Certificates shall increase by 1.500% per annum, in each case on the earlier of (i) the first distribution date after the Group I 20% Clean-up Call Date or (ii) the distribution date in January 2016.

The sixth and seventh paragraphs under the heading “Yield, Prepayment and Maturity Considerations—Prepayment Considerations” on page S-127 will be deleted in their entirety and replaced with the following:

Prepayments on the group I mortgage loans are commonly measured relative to a prepayment standard or model. The model used in this prospectus supplement, which we refer to as the Prepayment Assumption, is a prepayment assumption which represents an assumed rate of prepayment each month relative to the then outstanding principal balance of a pool of mortgage loans similar to the mortgage loans for the life of such mortgage loans. A 100% Prepayment Assumption assumes that the outstanding principal balance of a pool of mortgage loans prepays at a constant prepayment rate (“CPR”) of 8% in the first month of the life of such pool, such rate increasing by an additional approximate 1.09% CPR (precisely 12%/11) each month thereafter through the twelfth month of the life of such pool, and such rate thereafter remaining constant at 20% CPR for the remainder of the life of such pool.

Prepayments on the group II mortgage loans are commonly measured relative to a prepayment standard or model. The model used in this prospectus supplement, which we refer to as the Prepayment Assumption, is a prepayment assumption which represents an assumed rate of prepayment each month relative to the then outstanding principal balance of a pool of mortgage loans similar to the mortgage loans for the life of such mortgage loans. A 100% Prepayment Assumption assumes that the outstanding principal balance of a pool of mortgage loans prepays at a constant prepayment rate (“CPR”) of 8% in the first month of the life of such pool, such rate increasing by an additional approximate 1.09% CPR (precisely 12%/11) each month thereafter through the twelfth month of the life of such pool, and such rate thereafter remaining constant at 20% CPR for the remainder of the life of such pool.

The decrement table on page S-131 will be deleted in its entirety and replaced with the following:

Percent of the Initial Certificate Principal Balance

at the Respective Percentages of the Prepayment Assumption

	Class I-A, Class I-M and Class I-B Certificates
Distribution Date	0%	50%	100%	150%	200%
Initial Percentage	100%	100%	100%	100%	100%
January 25, 2007	100	92	84	76	67
January 25, 2008	99	82	67	52	40
January 25, 2009	99	74	53	36	24
January 25, 2010	99	66	42	25	14
January 25, 2011	99	59	33	17	8
January 25, 2012	98	53	26	12	4
January 25, 2013	98	47	21	8	2
January 25, 2014	97	42	16	5	*
January 25, 2015	97	38	13	3	0
January 25, 2016	96	34	10	1	0
January 25, 2017	93	29	7	*	0
January 25, 2018	90	25	5	0	0
January 25, 2019	87	22	3	0	0
January 25, 2020	83	18	2	0	0
January 25, 2021	80	16	1	0	0
January 25, 2022	76	13	*	0	0
January 25, 2023	71	11	0	0	0
January 25, 2024	67	9	0	0	0
January 25, 2025	62	7	0	0	0
January 25, 2026	57	5	0	0	0
January 25, 2027	51	3	0	0	0
January 25, 2028	45	2	0	0	0
January 25, 2029	39	1	0	0	0
January 25, 2030	32	0	0	0	0
January 25, 2031	25	0	0	0	0
January 25, 2032	18	0	0	0	0
January 25, 2033	9	0	0	0	0
January 25, 2034	1	0	0	0	0
January 25, 2035	0	0	0	0	0
Weighted Average Life (in years)(1)	20.21	7.99	4.35	2.87	2.09
Weighted Average Life (in years)(1)(2)	9.83	6.21	3.73	2.45	1.79

_______________

*Indicates a number that is greater than zero but less than 0.5%.

(1)

The weighted average life of the offered certificates is determined by (i) multiplying the amount of each principal payment by the number of years from the date of issuance to the related distribution date, (ii) adding the results, and (iii) dividing the sum by the initial respective certificate principal balance for such class of offered certificates.

(2)	To the related optional termination date.

________________

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not offering the Series 2006-AC1 Asset-Backed Certificates in any state where the offer is not permitted.

Until 90 days after the date of this supplement, all dealers effecting transactions in the certificates offered by this supplement, whether or not participating in this distribution, may be required to deliver this supplement, prospectus supplement and the accompanying prospectus. This is in addition to the obligation of dealers to deliver this supplement, prospectus supplement and the accompanying prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Bear, Stearns & Co. Inc.

The date of the supplement is February 2, 2006